ARTICLES OF MERGER OF
                              RARE TELEPHONY, INC.
                                      INTO
                VOICE & DATA COMMUNICATIONS (LATIN AMERICA), INC.


         FIRST. The name of the surviving entity is Voice & Data Communications (Latin America), Inc. and the place of its organization is the jurisdiction of Delaware, the laws of which permits this merger. The name and place of organization of the entity being merged into the surviving entity is Rare Telephony, Inc., organized in the jurisdiction of Nevada.

         SECOND. An Agreement and Plan of Merger ("Plan of Merger") was adopted by each entity that is a party to this merger.

         THIRD.   The  Plan  of  Merger was  submitted  to  the  owners  of Rare
Telephony, Inc. by the directors thereof pursuant to Chapter 78 of the Nevada Revised Statutes.

         FOURTH. The designation, number of votes entitled to be cast and the total number of undisputed votes cast for the Plan of Merger, by each class of capital stock of Rare Telephony, Inc. entitled to vote on the Plan of Merger is as follows:

                                  Class                                       Common

         Total Number of Votes Entitled to be Cast:                           25,000

         Total Number of Votes Cast for:                                      25,000


         FIFTH.   The  number of votes cast for the Plan of Merger by the owners of the shares of Common Stock of Rare Telephony, Inc. was sufficient for approval by the owners of such class of stock.

         SIXTH.   The Plan of Merger  was  submitted  to the  owners of  Voice &
Data Communications  (Latin America),  Inc. by the directors thereof pursuant to
Section 251 of the Delaware General Corporation Law.

         SEVENTH. The designation, total number of votes entitled to be cast and the total number of undisputed votes cast for the Plan of Merger, by each class of capital stock of Voice & Data Communications (Latin America), Inc. entitled to vote on the Plan of Merger is as follows:

                                 Class                                        Common

        Total Number of Votes Entitled to be Cast:                             100

        Total Numbers of Votes Cast for:                                       100

         EIGHTH. The number of votes cast for the Plan of Merger by the owners of the shares of Common Stock of Voice & Data Communications (Latin America), Inc. was sufficient for approval by the owners of such class of stock.

         NINTH.   The   Certificate   of   Incorporation   of   Voice   &   Data
Communications (Latin America), Inc. was amended as provided by the Plan of Merger as follows:

                  Article 1 of the Certificate of Incorporation of the surviving corporation shall be amended to read as follows:

            "1. The name of the corporation is Rare Telephony, Inc."

         TENTH.            That  the  executed  Plan of Merger is on file at the
principal place of business of Voice & Data Communications (Latin America), Inc. The address of the principal place of business is 657 Main Avenue, Suite 301, Passaic, NJ 07055, and a copy of the Plan of Merger will be furnished by Voice & Data Communications (Latin America), Inc. on request and without cost to any owner of any entity which is a party to this merger by submitting such request to the executive offices located at 75 Holly Hill Lane, Greenwich, CT 06830.

         ELEVENTH.         All parties to this merger  have  complied  with  the
laws of their respective jurisdiction of organization concerning this merger.

         TWELFTH.          Voice & Data Communications  (Latin  America),  Inc.,
the surviving corporation hereby: (a) agrees that it may be served with process in the State of Nevada in any proceedings for the enforcement of any obligation of any domestic corporation party to the merger and in any proceedings for the enforcement of the rights of a dissenting shareholder of any such domestic corporation against the surviving corporation; (b) irrevocably appoints the Secretary of State of Nevada as its agent to accept service of process in any such proceeding and that the post office address to which the Secretary of State may mail a copy of any process that may be served upon him is 75 Holly Hill Lane, Greenwich, CT 06830; and (c) agrees that it will promptly pay to the dissenting shareholders of any such domestic corporation the amount, if any, to which they shall be entitled under the provisions of the Nevada General Corporation Law with respect to the right of dissenting shareholders.

         THIRTEENTH.       The merger shall become effective when filed.

         IN WITNESS WHEREOF, Rare Telephony, Inc. has caused the Certificate to be signed by Thomas J. Vrabel, its President, Chief Executive Officer and Secretary, this 14th day of June, 2000.

                                          RARE TELEPHONY, INC.


                                          By: /s/ Thomas J. Vrabel
                                             -----------------------------------
                                             Thomas J. Vrabel, President
                                             Chief Executive Officer & Secretary

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